Item 77 C -- Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Great Plains Funds was held on August 23, 2000. The following items, which are required to be reported under this Item 77C, were approved at the meeting:

AGENDA ITEM 1
To approve a proposed Agreement and Plan of Reorganization under which each Great Plains Fund will transfer all of its assets and liabilities to a corresponding Wells Fargo Fund in exchange for share of the Wells Fargo Fund having equal value, which will be distributed proportionately to the shareholders of the Great Plains Fund.


Fund		For		Against	Abstentions and Broker Non-Votes
Equity	15,018,173	16,314	199,376
Premier	2,373,601	0		4,256
Int Bond	11,714,751	14,329	7,960
Tax-Free	6,559,490	0		48,197


AGENDA ITEM 2
To approve a proposed interim investment advisory agreement between First Commerce Investors, Inc. and each of the Great Plains Fund covering the time period from June 15, 2000 until the closing of the reorganization.


Fund		For		Against	Abstentions and Broker Non-Votes
Equity	15,210,429	16,313	7,121
Premier	2,377,315	0		542
Int Bond	11,717,179	14,329	5,532
Tax-Free	6,607,687	0		0


The Definitive Proxy Statement for the Special Meeting held on August 23, 2000 was filed with the Securities and Exchange Commission on July 11, 2000, and is incorporated by reference. (File No. 811-08281)